Exhibit 4.6

AMENDED AND RESTATED WARRANT AGREEMENT

THIS AMENDED AND RESTATED WARRANT AGREEMENT (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of [●], 2022 (the “Effective Date”), is by and among Mondee Holdings, Inc., a Delaware corporation (formerly known as ITHAX Acquisition Corp., a Cayman Islands exempted company (“ITHAX”)) (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, ITHAX and the Warrant Agent entered into that certain warrant agreement, dated as of January 27, 2021 (the “Existing Warrant Agreement”); and

WHEREAS, as part of its initial public offering (the “Offering”), ITHAX issued 24,825,000 units, each such unit comprised of one Class A ordinary share of the ITHAX, par value $0.001 per share (the “Class A Ordinary Shares”), and one-half of one redeemable Public Warrant (as defined below) (the “Units”), including (i) 24,150,000 Units sold by ITHAX to the public (including 3,150,000 Units issued pursuant to the underwriters’ full exercise of their over-allotment option) and (ii) 675,000 sold by ITHAX to ITHAX Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and the representatives of the underwriters in the Offering (the “Representative”), respectively, in each case on the terms and conditions set forth in their respective private placement unit purchase agreements (together, the “Private Placement Units Purchase Agreements”); and

WHEREAS, in connection with the Private Placement Units Purchase Agreements, ITHAX issued and delivered (i) 232,500 whole warrants to Sponsor and 105,000 whole warrants to the Representative (collectively, the “Private Placement Warrants”) and (ii) 12,075,000 warrants to the public shareholders (collectively, the “Public Warrants”), in each case, on the terms and conditions set forth in the Existing Warrant Agreement; and

[WHEREAS, to finance certain transaction costs in connection with its Business Combination (as defined below), the Sponsor, an affiliate of the Sponsor, or certain of ITHAX’s executive officers and directors [loaned] to ITHAX $[●], of which [up to $1,500,000] of such loans may be convertible into up to an additional [150,000 Units] at a price of [$10.00 per Unit,] and in connection therewith ITHAX will issue and deliver [75,000] warrants (the “Working Capital Warrants”); and]

WHEREAS, following consummation of the Offering, the Company may issue additional warrants (“Post IPO Warrants”; together with the Private Placement Warrants, [the Working Capital Warrants] and the Public Warrants, the “Warrants”) in connection with, or following the consummation by the Company of its Business Combination (defined below); and

WHEREAS, the Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-251964 and Form S-1, File No. 333-252496 (collectively, the “Registration Statement”) and prospectus, for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Class A Ordinary Shares included in the Units; and

WHEREAS, on December 20, 2021, ITHAX, Ithax Merger Sub I, LLC, a Delaware limited liability company (“Merger Sub I”), Ithax Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”) and Mondee Holdings II, Inc., a Delaware corporation (“Mondee Holdings”), entered into that certain Business Combination Agreement (the “Business Combination Agreement”); and

WHEREAS, in connection with the closing of the Business Combination Agreement, (a) on [●], 2022 ITHAX changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), (b) upon the terms and subject to the conditions of the Business Combination Agreement, on the Effective Date, Merger Sub I merged with and into Mondee Holdings, with Mondee Holdings surviving as a wholly owned subsidiary of the Company and (c) immediately following, Mondee Holdings merged with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of the Company (together, the “Mergers,” and together with Domestication and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”);

WHEREAS, in connection with the Domestication, each issued and outstanding Class A Ordinary Share and each issued and outstanding Class B ordinary share of ITHAX, par value $0.001 per share, converted into one share of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

WHEREAS, the Company desires the Warrant Agent to continue to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, in connection with the Business Combination and pursuant to Section 9.8 of the Existing Warrant Agreement, the Company and the Warrant Agent now desire to amend and restate the Existing Warrant Agreement in its entirety to provide that each issued and outstanding whole Warrant representing the right to purchase one Class A Ordinary Share of ITHAX will convert into the right to purchase one share of Common Stock at an exercise price of $11.50 per share, and may such other updates to reflect the consummation of the Business Combination;

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.            Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.            Warrants.

2.1            Form of Warrant. Each Warrant shall be issued in registered form only, and, if a physical certificate is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the electronic or facsimile signature of, the Chairman of the Board of Directors, Chief Executive Officer, Chief Financial Officer, Treasurer or other principal officer of the Company. In the event the person whose electronic or facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2            Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3            Registration.

2.3.1            Warrant Register.

(a)            The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. All of the Public Warrants shall initially be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) deposited with The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., a nominee of the Depositary. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Depositary or its nominee for each Book-Entry Warrant Certificate, or (ii) institutions that have accounts with the Depositary (each such institution, with respect to a Warrant in its account, a “Participant”).

(b)            If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”). Such Definitive Warrant Certificate shall be in the form annexed hereto as Exhibit A, with appropriate insertions, modifications and omissions, as provided above.

2.3.2            Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4            No Fractional Warrants. The Company shall not issue fractional Warrants. If a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.5            [Private Placement Warrants [and Working Capital Warrants]. The Private Placement Warrants and [the Working Capital Warrants] shall be identical to the Public Warrants, except that so long as they are held by the initial purchasers or any of their respective Permitted Transferees (as defined below), as applicable, the Private Placement Warrants [and the Working Capital Warrants]: (i) may be exercised for cash or on a cashless basis, pursuant to Section 4.3.1(c) hereof, (ii) may not be transferred, assigned or sold until 30 days after the Effective Date, and (iii) shall not be redeemable by the Company; provided, however, that in the case of (ii), the Private Placement Warrants [and the Working Capital Warrants] and any shares of Common Stock held by the initial purchasers or any of their respective Permitted Transferees, as applicable, and issued upon exercise of the Private Placement Warrants [and the Working Capital Warrants] may be transferred by the holders thereof:

2.5.1            to the Company’s officers or directors or those of the Representative, any affiliates or family members of the Company officers or directors or those of the Representative, any members of the Sponsor or the Representative, or any affiliates of the Sponsor or the Representative,

2.5.2            in the case of an individual, by gift to a member such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual, or to a charitable organization;

2.5.3            in the case of an individual, by virtue of the laws of descent and distribution upon death of such person;

2.5.4            in the case of an individual, pursuant to a qualified domestic relations order;

2.5.5            [by private sales or transfers made in connection with any forward purchase agreement or similar arrangements or in connection with the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased;]

2.5.6            [in the event of the Company’s liquidation prior to consummation of the Company’s initial Business Combination;] or

2.5.7            by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor or the organizational documents of the Representative, upon dissolution of the Representative;

provided, however, that, in the case of Section 2.5.1 through [Section 2.5.5 or] Section 2.5.7], these transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and all other transfer restrictions contained in any agreement between the Company and the Warrant holder.]

2.6            [Working Capital Warrants. The Working Capital Warrants shall be identical to the Private Placement Warrants.]

2.7            Post IPO Warrants. The Post IPO Warrants, when and if issued, shall have the same terms and be in the same form as the Public Warrants, except as may be agreed upon by the Company.

3.            Terms and Exercise of Warrants.

3.1            Warrant Price. Each Warrant, when countersigned by the Warrant Agent, shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the last reported sales price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than 20 days on which banks in New York City are generally open for normal business (a “Business Day”), provided, that the Company shall provide at least 20 days prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be identical among all of the Warrants.

3.2            Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is 30 days after the Effective Date, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five years after the Effective Date, (y) the liquidation of the Company in accordance with the Company’s amended and restated certificate of incorporation, as amended from time to time (the “Amended and Restated Certificate of Incorporation”), or (z) other than with respect to the Private Placement Warrants [and the Working Capital Warrants], to the extent then held by the initial purchasers or their respective Permitted Transferees, as applicable, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in Section 3.3.2 below with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant [or a Working Capital Warrant], to the extent then held by the initial purchasers or any of their respective Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant (other than a Private Placement Warrant [or Working Capital Warrant], to the extent then held by the initial purchasers or their respective Permitted Transferees in the event of a redemption) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least 20 days’ prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants. Notwithstanding anything contained in this Agreement to the contrary, so long as the Private Placement Warrants held by the Representative are held by the Representative or its designees or affiliates, such Private Placement Warrants may not be exercised after five years from the effective date of the Registration Statement.

3.3            Exercise of Warrants.

3.3.1            Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a)            in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent or by wire transfer;

(b)            in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this Section 3.3.1(b) over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 6 hereof;

(c)            with respect to any Private Placement Warrant [or the Working Capital Warrants], so long as such Private Placement Warrant [or Working Capital Warrant] is held by the initial purchasers or their respective Permitted Transferees, as applicable, by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this Section 3.3.1(c), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent; or

(d)            as provided in Section 7.4 hereof.

3.3.2            Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to Section 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which such Registered Holder is entitled, registered in such name or names as may be directed by such Registered Holder, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Depositary, its nominee for each Book Entry Warrant Certificate, or a Participant, as appropriate, evidencing the balance of the Warrants remaining after such exercise. Notwithstanding the foregoing, the Company shall not be obligated to issue any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the offer and sale of the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants, except pursuant to Section 7.4. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 3.3.1(b) and Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3            Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement and the Amended and Restated Certificate of Incorporation shall be validly issued, fully paid and non-assessable.

3.3.4            Date of Issuance. Upon proper exercise of a Warrant, the Company shall instruct the Warrant Agent, in writing, to make the necessary entries in the register of members of the Company in respect of the shares of Common Stock and to issue a certificate if requested by the holder of such Warrant. Each person in whose name any book-entry position in the register of members of the Company or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position in the register of members of the Company representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the register of members or share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the register of members, share transfer books or book-entry system are open.

3.3.5            Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 3.3.5; however, no holder of a Warrant shall be subject to this Section 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preference shares or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of issued and outstanding shares of Common Stock, the holder may rely on the number of issued and outstanding shares of Common Stock as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock issued and outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then issued and outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of issued and outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the 61st day after such notice is delivered to the Company.

4.            Adjustments.

4.1            Share Capitalizations.

4.1.1            Subdivision. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding shares of Common Stock is increased by a capitalization of shares of Common Stock, or by a subdivision of shares of Common Stock or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering to holders of the shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a capitalization of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this Section 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for the shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the shares of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2            Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares of Common Stock (or other shares of the Company into which the Warrants are convertible), other than (a) as described in Section 4.1.1 above, or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this Section 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50.

4.2            Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, redesignation, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

4.3            Adjustments in Warrant Price.

4.3.1            Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.3.2            [If the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share shares of Common Stock (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like), with such issue price or effective issue price to be determined in good faith by the Board (and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any founder shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “New Issuance Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Common Stock during the 20 trading-day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like), then the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the New Issuance Price and the Redemption Trigger Price (as defined below) will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the New Issuance Price.]

4.4            Replacement of Securities upon Reorganization, etc. In case of any redesignation or reorganization of the issued and outstanding shares of Common Stock (other than a change under Section 4.1.1 or Section 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and is not a subsidiary of another entity whose shareholders did not own all or substantially all of the shares of Common Stock of the Company in substantially the same proportions immediately before such transaction and that does not result in any redesignation or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is liquidated or dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such redesignation, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance” ); provided, however, that in connection with the closing of any such consolidation, merger, sale or conveyance, the successor or purchasing entity shall execute an amendment hereto with the Warrant Agent providing for delivery of such Alternative Issuance; provided, further, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Company’s Amended and Restated Certificate of Incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within 30 days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference of (but in no event less than zero) (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the shares of Common Stock as reported during the 10 trading-day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90-day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the amount of cash per share of Common Stock, if any, plus the volume weighted average price of the shares of Common Stock as reported during the 10 trading-day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by Section 4.1.1, then such adjustment shall be made pursuant to Section 4.1.1 or Sections 4.2, Section 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassification, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.5            Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, Sections 4.2, Section 4.3 or Section 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6            No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

4.7            Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8            Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with a Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

5.            Transfer and Exchange of Warrants.

5.1            Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2            Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book Entry Warrant Certificate or Definitive Warrant Certificate, each Book Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants [and Working Capital Warrants]), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3            Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange that shall result in the issuance of a Warrant certificate or book-entry position for a fraction of a Warrant.

5.4            Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5            Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6            Instrument of Transfer. The instrument of transfer of any Warrant may be executed for and on behalf of the transferor by any party designated by, or pursuant to resolutions of, the Board of the Company for such purpose, and the Company or any other party designated by, or pursuant to resolutions of, the Board of the Company for such purpose shall be deemed to have been irrevocably appointed agent for the transferor of such Warrant or Warrants with full power to execute, complete and deliver in the name of and on behalf of the transferor of such Warrant or Warrants all such transfers of Warrants held by the Warrant holders.

6.            Redemption.

6.1            Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last reported sales price of the shares of Common Stock has been at least $18.00 per share (subject to adjustment in compliance with Section 4) (the “Redemption Trigger Price”), on each of 20 trading days within the 30 trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below)) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to Section 3.1; provided, however, that if and when the Public Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

6.2            Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

6.3            Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3.3.1(b) of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in Section 3.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.4            Exclusion of Private Placement Warrants [and the Working Capital Warrants]. The Company agrees that the redemption rights provided in this Section 6 shall not apply to either (a) the Private Placement Warrants [or the Working Capital Warrants] if at the time of the redemption such Private Placement Warrants [or the Working Capital Warrants] continue to be held by the initial purchasers or any of their Permitted Transferees, as applicable or (b) Post IPO Warrants if such Warrants provide that they are non-redeemable by the Company. However, once such Private Placement Warrants [and Working Capital Warrants] are transferred (other than to Permitted Transferees under Section 2.5), the Company may redeem the Private Placement Warrants [and the Working Capital Warrants], provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants [or Working Capital Warrants] to exercise the Private Placement Warrants [and the Working Capital Warrants] prior to redemption pursuant to Section 7.3. Private Placement Warrants [and Working Capital Warrants] that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants [or Working Capital Warrants] and shall become Public Warrants under this Agreement.

7.            Other Provisions Relating to Rights of Holders of Warrants.

7.1            No Rights as Shareholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of general meetings or the appointment of directors of the Company or any other matter.

7.2            Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3            Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants subject to the terms and conditions of this Agreement.

7.4            Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.

7.4.1            Registration of the Shares of Common Stock. In connection with the Domestication, the Company filed with the Commission a registration statement on Form S-4 (File No. 333-263727) for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been maintained, holders of the Warrants shall have the right, during any period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (as defined below) by (y) the Fair Market Value. Solely for purposes of this Section 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the shares of Common Stock as reported during the 10 trading-day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor statute)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in Section 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4.1.

7.4.2            Cashless Exercise at Company’s Option. If the shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in Section 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the offer and sale of the shares of Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary. If the Company does not elect at the time of exercise to require a holder of Public Warrants who exercises Public Warrants to exercise such Public Warrants on a “cashless basis,” it agrees to use its best efforts to register or qualify for sale the offer and sale of the shares of Common Stock issuable upon exercise of the Public Warrant under the blue sky laws of the state of residence of the exercising Public Warrant holder to the extent an exemption is not available.

8.            Concerning the Warrant Agent and Other Matters.

8.1            Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Common Stock.

8.2            Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1            Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2            Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3            Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3            Fees and Expenses of Warrant Agent.

8.3.1            Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2            Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4            Liability of Warrant Agent.

8.4.1            Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Treasurer, or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2            Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3            Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5            Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6            Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the trust account established for the benefit of the ITHAX’s public shareholders (the “Trust Account”), which is maintained by Continental Stock Transfer & Trust Company, a New York corporation, as trustee, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9.            Miscellaneous Provisions.

9.1            Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2            Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Mondee Holdings, Inc.

951 Mariners Island Blvd, Ste. 130

San Mateo, CA 94404

Attention: Dan Figenshu

Email: dan.figenshu@mondee.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

in each case, with copies to:

[Company Legal Counsel]

[Address]

[City], [State] [Zip Code]

Attention: [Name]

and

Cantor Fitzgerald & Co.

499 Park Avenue

New York, New York, 10022

Attn: General Counsel

and

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

Attn: Stuart Neuhauser, Esq.

Email: sneuhauser@egsllp.com

9.3            Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

9.4            Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants, and for the purposes of Section 7.4 (Registration of Shares of Common Stock; Cashless Exercise at Company’s Option), Section 9.4 (Persons Having Rights under this Agreement) and Section 9.8 (Amendments) the Representative, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representative shall be deemed to be a third-party beneficiary of this Agreement with respect to Section 7.4, Section 9.4, and Section 9.8. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative with respect to Section 7.4, Section 9.4, and Section 9.8) and their successors and assigns and of the Registered Holders of the Warrants.

9.5            Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6            Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7            Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8            Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of a majority of the then outstanding Public Warrants. Any amendment solely to the Private Placement Warrants [or the Working Capital Warrants] shall require the vote or written consent of a majority of the holders of the then outstanding Private Placement Warrants [and the Working Capital Warrants]. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and Section 3.2, respectively, without the consent of the Registered Holders.

9.9            Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MONDEE HOLDINGS, INC. as the Company

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Amended and Restated Warrant Agreement]

EXHIBIT A

[Form of Warrant Certificate]

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

MONDEE HOLDINGS, INC.

Incorporated Under the Laws of Delaware

CUSIP [●]

Warrant Certificate

This warrant certificate (this “Warrant Certificate”) certifies that [●], or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase one share of Class A common stock, of $0.001 par value per share (“Common Stock”), of Mondee Holdings, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Warrant Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Redemption Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

MONDEE HOLDINGS, INC., as the Company

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to an Amended and Restated Warrant Agreement dated as of March [●], 2022 (the “Warrant Agreement”), duly executed and delivered by the Company, Mondee Holdings, Inc., a Delaware corporation, to Continental Stock Transfer & Trust Company, a New York corporation, as Warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the offer and sale of the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Mondee Holdings, Inc., a Delaware corporation (the “Company”), in the amount of $[●] in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of [●], whose address is [●], and that such shares of Common Stock be delivered to [●], whose address is [●]. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [●], whose address is [●], and that such Warrant Certificate be delivered to [●], whose address is [●].

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6 of the Warrant Agreement and the Company has required cashless exercise pursuant to Section 6.3 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 3.3.1(b) and Section 6.3 of the Warrant Agreement.

In the event that the Warrant is a Private Placement Warrant [or Working Capital Warrant] that is to be exercised on a “cashless” basis pursuant to Section 3.3.1(c) of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of [●], whose address is [●], and that such Warrant Certificate be delivered to [●], whose address is [●].

[Signature Page Follows]

Date: [●], 2022
(Signature)

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).